Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133261 on Form S-8 of our report dated April 24, 2007, relating to the financial statements and financial statement schedules of UAP Holding Corp. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of UAP Holding Corp. and subsidiaries for the year ended February 25, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado

April 24, 2007